Exhibit No. 10.71a

300 DIXIE TRAIL GOLDSBORO, NC 27530 919-580-2000
February 1, 2009
AMENDMENT TO SUPPLY AGREEMENT DATED FEBRUARY 1ST 2007
This amends the term of the Supply Agreement as follows:
It is agreed that AP Exhaust Products, Inc., will be the exclusive supplier of exhaust products to Monro Service Corporation for a period of 72 months commencing February 1, 2007. Monro will be free of any default requirement contained in the Supply Agreement after January 31, 2013. If the performance of AP Exhaust Products, Inc. as the exclusive exhaust supplier to Monro Service Corporation, declines so much as to force Monro to change suppliers for this program, Monro would be released in full from the default provisions of the Supply Agreement.

MONRO SERVICE CORPORATION		AP EXHAUST PRODUCTS, INC.

By:	/s/ John Van Heel	By:	/s/ Vange Proimos

Print Name:	John Van Heel	Print Name:	Vange Proimos

Title:	President	Title:	President

Witness:	/s/ David M. Baier	Witness:	Alicia Hauck